Exhibit 14.1

                            IMPERIAL INDUSTRIES, INC.
                            CODE OF BUSINESS CONDUCT

                                GENERAL STATEMENT

IMPERIAL INDUSTRIES, INC., A DELAWARE CORPORATION (THE "COMPANY") AND ALL ITS SUBSIDIARIES AND EMPLOYEES WILL CONDUCT BUSINESS ACCORDING TO HIGH MORAL AND ETHICAL PRINCIPLES AND IN COMPLIANCE WITH APPLICABLE LAW. THE COMPANY PLEDGES THAT INTEGRITY, HONESTY AND LEGALITY WILL GOVERN EVERY ACTION WE TAKE AND EVERY DECISION WE MAKE IN ALL RELATIONSHIPS WITH OURSELVES, OUR SHAREHOLDERS, SUPPLIERS, DISTRIBUTORS, CUSTOMERS, GOVERNMENTS AND THE PUBLIC.

Since the Company's formation, the Company has operated according to the highest business standards. It is important to constantly reaffirm our commitment to these standards of business conduct. Everyone -- employees, shareholders, suppliers and the general public -- must understand that the Company requires these standards of business conduct be followed to assure that nothing is done that is either illegal or unethical. A cornerstone of the Company's success is integrity; conducting all business honestly, forthrightly and in adherence to the letter and spirit of the law.

The Company's Code of Business Conduct clearly spells out the Company's business standards. The Code applies to all business units and to every employee - including salespeople, members of the support staff, managers, officers, executive officers and members of the Board of Directors. Each person is responsible for being familiar with the Code. It is our obligation to take no action and make no statement that would violate the Code's principles. In support of these principles, it is important that our conduct not only avoid impropriety, but also avoid the appearance of impropriety.

While the Code does not refer to every possible situation, it does provide guidance on issues that come up frequently. Every employee is expected to use sound judgment in sensitive situations that are not directly addressed.

                              CONFLICTS OF INTEREST

A conflict of interest is a situation in which an employee, officer, director or their family or friends, stands to benefit personally at the expense of the best interests of the Company. Individuals should report any situation he/she perceives to be a conflict of interest, or any potential conflict of interest. Some situations may have an appearance of conflict of interest even though there is not an actual conflict of interest. Such situations should be disclosed to the employee's supervisor or an executive officer.

OUTSIDE FINANCIAL INTERESTS

Outside financial interests are investments in, or association with, another company or activity that could produce financial gain for the individual. Employees, officers and directors must avoid any outside financial interest that might influence any decisions they might make, or action they could take, while conducting business on behalf of the Company.


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Examples of improper outside financial interests include:

         o A personal business or financial association with a business which involves significant use of Company products;

         o A financial association with any employee or representative of any organization which has business dealings with the Company;

         o A financial association with anyone who sells products of the Company in a wholesale or retail business; or

         o Family business in which products of the Company are used may also constitute conflicts and must be disclosed to a supervisor or executive officer for determination of whether a conflict exists.

A small investment in the shares of a publicly traded company that competes directly with the Company is not prohibited. However, investments in such a business should be disclosed to the Company's Corporate Secretary. Investments in broad based mutual funds which may hold a competitor's stock are permitted and need not be disclosed.

OUTSIDE EMPLOYMENT

Employees must not engage in outside employment or activities that would have a negative impact on their job performance or which are likely to conflict with their employment obligations. Working for a competitor is prohibited. No employee may have any employment relationship with a competitor of the Company. Employees who wish to perform work for a company with which the Company does business must clear any work relationship with an executive officer prior to accepting the outside employment.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from (a) taking personal advantage of opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.


                            CONFIDENTIAL INFORMATION

From time to time every employee may possess or have access to information that is private to the Company, has not been released to the public and would not be in the best interest of the Company if disclosed to competitors or others. This kind of information is confidential. Unauthorized disclosure of confidential information is prohibited. An employee's duty to keep Company information confidential continues even after the end of employment. Confidential information is as much a Company asset as equipment or money, and unauthorized release of information has serious implications. Examples include information about products, customers, suppliers and competitors, technologies and concepts, business strategies and plans, process systems, procedures, engineering and research and development activities, data stored on any computer system, computer software, financial information and corporate policy manuals and organization charts.

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Confidential information must not be disclosed to anyone in the Company who does not have a business need to know or to anyone outside of the Company, except in accordance with established Company procedures. All material and information obtained or developed by an employee, either alone or in concert with other employees as part of the employee's work assignment, belongs to the Company. Confidential information includes material inside information which is dealt with specifically below.

                           MATERIAL INSIDE INFORMATION

Material inside information is any valuable knowledge an employee has about the Company that is not known outside the Company which is significant enough to be a factor in an individual's decision to buy, sell or hold Company stock. Examples of material inside information include knowledge of a significant product breakthrough, sales and earnings figures, major contracts received or cancelled, plans for issuing more shares of Company stock, or news about potential acquisitions, dispositions or mergers.

The Company and its employees are subject to a wide variety of complex laws and regulations governing material inside information and the trading of securities. These laws are designed to protect the investing public by requiring disclosure of material information by corporations such as the Company before individuals who have knowledge of such information can trade in that corporation's stock. These laws are strictly enforced and violations can result in severe penalties, both civil and criminal, to the individual and the Company. No employee, officer or director may make personal use of material inside information or supply it to family, friends, stockbrokers or anyone else until it is released to the public in accordance with established Company procedures. Anyone, including directors, officers and employees, who have such material inside information, may not engage in any transactions in Company securities until the information is publicly disclosed. The same rules apply regarding trading in securities of other companies when an employee knows material inside information regarding that company.

The Company may receive calls from the press, securities analysts, investment bankers and shareholders inquiring about the Company. If an employee receives a call from any such person, such employee should decline to speak with him or her and refer that person to an executive officer.

                      DEALING WITH SUPPLIERS AND CUSTOMERS

Conducting business with suppliers and customers can pose ethical and legal problems, especially outside the United States where differing customs and laws apply; such customers operate differently and market practices vary from our own. The following guidelines are intended to help all employees make correct decisions in potentially difficult situations.

KICKBACKS AND REBATES

All payments to customers or suppliers of the Company must be made in the ordinary course of business under established review and approval procedures. Kickbacks, unauthorized rebates or other unauthorized or undocumented payments, regardless of form, whether in money, property or services given to customers, suppliers, their employees, agents, or members of their families are prohibited. Employees also are not permitted to receive any of these items or services. Purchases or sales of goods or services involving the Company must not lead to employees or their families deriving any personal gain.

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RECIPROCITY

Reciprocity occurs when two companies buy each other's products. This practice is normal and acceptable. Another kind of reciprocity is not. No employee may buy or accept another company's products as a condition of selling Company products or services, or require a supplier to buy Company products in order to sell products or services to the Company.

GIFTS AND ENTERTAINMENT

The Company seeks to avoid both the reality and the appearance of improper relations with suppliers and customers. Employees and members of their immediate families may not solicit, accept or make gifts of money, gratuities, loans, services, vacations or pleasure trips, or any other favor of any kind from or to suppliers or customers. However, to accommodate reasonable business courtesies, employees may accept or make unsolicited gifts other than money from or to a business firm or individual doing or seeking to do business with the Company if the gift is of nominal value. Employees may not encourage nor solicit entertainment from any individual or company with whom the Company does business. From time to time, however, employees may offer and may accept entertainment which is business related, but only if the entertainment is reasonable, occurs infrequently and does not involve inappropriate excessive expenditures. Any doubt about the propriety of accepting any gift or entertainment should be resolved by disclosure to the employee's supervisor or an executive officer prior to acceptance. For standards relating to gifts covered by the Foreign Corrupt Practices Act, see "Prohibited Foreign Payments" below.

AGREEMENTS WITH REPRESENTATIVES

All agreements with agents, distributors, dealers, consultants, licensees, and others who represent the Company in dealing with third parties must be in writing and fully and accurately describe the services to be performed and the amount or basis for calculating all commissions, fees, compensation and expenses to be paid. All compensation must be reasonable, consistent with the level of services performed and local business practice and in compliance with U.S. and local laws and regulations. Invoices for products and services may not contain any undisclosed representative compensation. In some countries, local laws prohibit or regulate representative agreements or the amount of compensation. An executive officer shall approve the form of all written representative agreements.

PAYMENTS TO ACCOUNTS IN SECOND COUNTRIES

All payments to agents, distributors, consultants, licensees and all other Company representatives should be made directly to the contracting party or their accounts in the country of the contracting party's residence or registered place of business. Payments to accounts in another country may result in charges of aiding or conspiring to violate tax or exchange control laws. The only exceptions to this policy shall be in cases where there is a documented justification for a payment in another country or account and the Company's Chief Financial Officer has determined that such payments will not violate applicable tax, exchange control or other laws.

U.S. EXPORT REGULATIONS AND ANTI-BOYCOTT LAWS

Export control laws require a license for the export of technology and goods from the United States. The definition of "export" is very broad and includes verbal and written disclosures to foreign nationals in the United States. Exports to certain countries may be restricted or prohibited. Knowledge of a customer's re-export to a prohibited country may also be restricted or prohibited. Failure to comply with export regulations may subject the Company and individual employees to serious civil and criminal sanctions, including

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denial or suspension of export privileges, loss of tax benefits and seizure of goods. Employees shall seek appropriate advice to ensure compliance with export laws and regulations.

The U.S. Foreign Asset Control Office administers Presidential orders and other laws involving business and travel with countries determined to be unfriendly to United States interests or unsafe for travel. Regulations limit or prohibit business and travel with certain countries and may even prohibit routine transfers of money and collection of accounts receivable. Employees involved in international business transactions should maintain familiarity with these laws in order to ensure compliance.

U.S. Anti-Boycott laws prohibit acts and communication of information which assist certain foreign boycotts of countries friendly to the United States, such as the boycott of Israel by certain Middle East countries. The Commerce and Treasury Departments have separate regulations requiring written disclosure of all requests for boycott-related action and information and prohibiting action and disclosures lacking a legitimate non-boycott purpose. The obligation to disclose requests applies regardless of the country or business unit where the request is received and whether or not the request is acknowledged or complied with. Because of the requirement to report all requests and the extremely complex nature of the regulations, all requests must be promptly referred to the Company's Principal Executive Officer for review.

PROHIBITED FOREIGN PAYMENTS

The Foreign Corrupt Practices Act ("FCPA") makes it unlawful for a United States company, its employees, agents and intermediaries, to make, offer, promise or authorize payment of money, gifts or anything of value to a foreign official, foreign political party or candidate for foreign political office in order to obtain or retain business. Violations may result in substantial civil and criminal penalties for companies and individuals. Expenditures for travel, meals and entertainment which are reasonable in amount and frequency, are adequately documented and subject to audit, and are directly related to promotion of products, services and performance of contracts may constitute a defense to FCPA charges.

Many foreign countries have similar laws prohibiting payments or gratuities to government employees. Even in countries where such payments are legal or customary, the FCPA only permits payments made to expedite or obtain "routine" ministerial or clerical actions, such as processing visas, obtaining permits or providing cargo-handling services. Questionable payments should be referred to the Company's Chief Financial Officer for review.

INTERNATIONAL LEGAL REQUIREMENTS AND BUSINESS CUSTOMS

Special care must be taken to accommodate differences between international markets and those in the United States. A company operating on an international scale will inevitably encounter laws which may vary widely from those of its own country. These laws may on occasion conflict with one another. Local customs and practices with regard to business and social dealings may also vary from place to place. The Company's policy is to comply with all applicable laws in the countries where it does business, while affirming and complying with the Company's own standards as outlined in this Code. When applicable foreign law and United States law appear to conflict, contact an executive officer of the Company's for advice.

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                              EMPLOYMENT PRACTICES

The diversity of the Company's employees is a tremendous asset. It is the Company's policy to provide equal opportunity in employment for all qualified persons. All personnel policies and decisions pertaining to hiring, promotion, transfer, layoff, termination, training, rate of pay or other terms and conditions of employment are made and executed without regard to race, color, creed, national origin, sex, ancestry, age, disability, marital status, unfavorable discharge from military service, or any other legally protected status. The Company has a policy of providing reasonable accommodations to qualified employees with disabilities. The Company will not tolerate conduct which violates the Company's established policy against sexual harassment. Guilty parties will be subject to appropriate action, up to and including discharge, at the Company's sole discretion. Refer to the Company's Employee Handbook for the complete policy and an explanation of the internal complaint procedure.

                     BOOKS AND RECORDS; ACCOUNTING AND AUDIT

False or artificial entries shall not be made in the books or records of the Company for any reason. Such action can result in criminal and civil penalties to the Company and its employees. No employee may engage in an arrangement that in any way may be interpreted as misstating or concealing the nature or purpose of an accounting entry in the Company's books and records. No payment or receipt may be approved or made for a purpose other than that described in the supporting documents. So-called slush funds, or similar funds or accounts where no accounting for receipts or expenditures is made on the Company's books, are strictly prohibited.

Employees involved in the preparation of financial statements are expected to prepare those statements according to the letter and spirit of generally accepted accounting principles and other applicable accounting standards and rules. As a public company, it is critically important that the Company's filings with the SEC be full, fair, accurate, timely and understandable. Depending on his or her position, an employee, officer or director may be responsible for providing necessary information or attesting that all of the Company's books, records, accounts and financial statements are maintained in reasonable detail, fully and accurately reflect the Company's transactions and disposition of assets, and conform both to applicable legal requirements and to the Company's system of internal controls. It is against the law to mislead or manipulate the Company's independent accountants with the intent to influence an audit of the Company's financial statements. The Company expects employees, officers and directors to take these responsibilities seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements. If an employee has questions regarding these requirements, such employee should contact a supervisor or an executive officer.

Management believes the ability of employees to report questionable accounting practices, internal accounting controls and auditing matters is a vital component of the Company's ability to comply with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. To this end, the Company has established a policy and adopted procedures to facilitate the receipt, resolution and retention of complaints regarding its accounting practices, internal accounting controls and auditing matters.

REPORTING POLICY

The Company's policy regarding these matters is that employees may and should submit good faith reports regarding questionable accounting practices, internal controls or auditing matters without fear of dismissal or retaliation of any kind. Therefore, neither the Company nor any of its management will discharge, demote, suspend, threaten, harass or in any manner discriminate against any

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employee in the terms and conditions of employment, including advancement, based upon such employee reporting in good faith questionable accounting practices, internal accounting controls or auditing matters or matters otherwise specified in the Sarbanes-Oxley Act. Employee reports will be maintained as confidential and anonymous to the fullest extent possible and consistent with this Code and the law.

AUDIT COMMITTEE OVERSIGHT

The Company's Audit Committee will oversee treatment of employee concerns in this area and has been empowered to ensure that the provisions of the Company's policy are maintained. Additionally, the Audit Committee is authorized to adopt, modify and amend procedures for the reporting of questionable accounting practices, internal accounting controls and auditing matters.

PROCEDURES

Receipt of Employee Reports. Reports regarding questionable accounting practices, internal controls and auditing matters may and should be reported to the Chairman of the Audit Committee by facsimile, e-mail or by mail. Reports may be made on a confidential or anonymous basis.

Subject Matter of Reports. The Company's policy and procedures cover employee reports regarding any questionable accounting practices, internal accounting controls or auditing matters, including the following:

         o fraud or deliberate error in the preparation, evaluation, review or audit of any financial statements of the Company;

         o fraud or deliberate error in the recording and maintaining of financial records of the Company;

         o deficiencies in or noncompliance with the Company's internal accounting controls;

         o misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; and

         o deviations from full and fair reporting of the Company's results of operations, cash flows or financial condition.

Treatment of Complaints.

Initial Review. A member of the Audit Committee will review all reports submitted to ascertain whether or not the report involves questionable accounting practices, internal controls or auditing matters.

Investigative Review. If the report relates to questionable accounting practices, internal controls or auditing matters, the Audit Committee will determine the appropriate person to investigate the report (under the supervision of the Audit Committee). Whether or not the initial report was submitted on an anonymous basis, the identity of the reporting employee will be maintained in confidence to the fullest extent possible, consistent with the need to conduct an adequate review.

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Resolution. The person conducting the investigation will submit a written report regarding the matter to the Audit Committee upon completion of the investigation. The Audit Committee will review the investigation report and determine what appropriate corrective actions will be taken. Such corrective responses will be instituted in the manner and time frame determined solely by the Audit Committee.

Record of Reports. The Audit Committee will maintain a log of all reports, tracking their receipt, initial review, investigation and resolution and shall prepare a periodic summary report thereof. All employee reports, written reports submitted upon completion of investigation, documentation of corrective actions, and the log of reports will be maintained in accordance with the Company's document retention policy.

                              COMPETITIVE PRACTICES

The Company will compete fully and fairly in each of the markets within which it operates. In business it is inevitable that the Company and its competitors will meet and talk from time to time. This is neither against the law nor is it to be avoided. However, conversations with competitors require the exercise of caution. The fact is that sharing certain types of information with competitors under some circumstances can violate the law and could subject the employee and the Company to significant fines and even imprisonment. To avoid any appearance of impropriety and illegality, any discussion or communication of any kind with a competitor relating to pricing, production, marketing, inventories, product development, sales, territories and goals, market studies and proprietary or confidential information is prohibited. However, in situations where a competitor is also a supplier or customer of products, providing or receiving certain information regarding production, product development and other confidential information may be appropriate, but no information should be provided or accepted without executive officer review and approval of the types of information to be provided and establishment of procedures and controls to assure that compliance with the law is maintained.

Certain types of agreements may be prohibited as a matter of law. No employee should ever enter into any such agreement or understanding. These are agreements to fix prices, agreements between or among competitors to refuse to deal with a customer or a supplier, to divide territories or customers, and arrangements that "tie" two products together so that one will not be sold without the other. Exclusive dealing arrangements and licensing arrangements that restrict the scope or terms of resale of the licensed products may also raise issues under the antitrust laws. The Company's corporate counsel must be consulted if there is any question about whether an agreement may fall into any of these categories.

The antitrust laws prohibit monopolization or the attempt to monopolize a market. A monopoly is the power to control prices or to exclude competition. High market shares are often considered to be indicative of a monopoly. It is legal to attain or maintain monopoly power by virtue of a superior product or superior business skill. It is not legal, however, to eliminate competitors willfully or to use legally obtained monopoly power unfairly. The difference between vigorous competition, which is encouraged by the antitrust laws, and the wrongful acquisition or maintenance of a monopoly, which is prohibited, is often a matter of degree. The Company does not believe that it currently has monopoly power in any market in which it operates, but executives responsible for setting competitive policy should consult with corporate counsel whenever they operate in a market where it might be argued that the Company has, or could obtain, monopoly power.

A company can be guilty of attempting to monopolize a market even when it does not have monopoly power. One factor courts look to is whether a company prices its products below cost in an effort to drive out competitors. The way the courts examine cost changes from time to time and from court to court. If the

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Company's products are to be priced below their total cost (other than in a sale of obsolete merchandise), these facts should be discussed with corporate counsel.

The antitrust laws have rules governing charging different prices for the same product. It is sometimes illegal to charge different prices to different customers for the same product. Whether such a practice is illegal depends on the specific facts and circumstances, including whether the customers are at different levels (wholesalers v. retailers), whether the costs to the Company are different (because of volume or other factors), whether the lower price is offered to meet competition, and whether the lower price adversely affects competition. These rules are technical and often difficult to apply. Whenever it is anticipated that different prices will be charged to different customers for the same product, the relevant facts and circumstances should be explained to corporate counsel so that it can advise on whether the pricing is consistent with current law.

                      COMPETITIVE PRACTICES OF COMPETITORS

The Company seeks economic knowledge about its competitors and customers. No one, however, is to engage in any illegal or improper acts to acquire a competitor's or customer's trade secrets, customer lists, information about company facilities, or technical developments or operations. In addition, the Company will not hire competitor's or customers' employees to obtain confidential information or urge competitive personnel or customers to disclose anything that could be regarded as confidential.

                     POLITICAL ACTIVITIES AND CONTRIBUTIONS

The Company encourages each of its employees to fully participate in the political process. Employees should, however, be aware that federal law and the statutes of most states in the United States prohibit a corporation from contributing to political candidates, political parties or party officials. This prohibition extends to free use of Company facilities, services or property. Employees who participate personally in political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

The following guidelines are intended to ensure that any political activity an employee pursues complies with this policy:

         o Contribution of Funds. An employee may contribute his/her personal funds to political parties or candidates. The Company will not reimburse an employee for personal political contributions.

         o Volunteer Political Activities. An employee may participate in volunteer political activities during non-work time. An employee may not participate in political activities during working hours.

         o Use of Company Facilities. The Company's facilities may not be used for political activities (including fundraisers or other activities relating to running for office).

         o Use of Company Name. When an employee participates in political affairs, such employee should be careful to make it clear that his/her views and actions are their own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

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These guidelines are intended to ensure that any political activity an employee pursues is done voluntarily and on his/her own resources and time. Please contact a supervisor or executive officer if there are any questions about this policy.

                   PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All the Company's assets should be used for legitimate business purposes.

All Company assets should be used for legitimate Company business and must be carefully and properly accounted. Any suspected incident of fraud or theft should be immediately reported to a supervisor or an executive officer for investigation. It is Company policy to maintain accurate records reflecting fairly the Company's transfer and disposal of assets. Employees must make sure that all Company assets are carefully protected, properly recorded and returned to the Company if used by an employee outside the Company.

                               ENVIRONMENTAL LAWS

The Company, and each employee acting on its behalf, will comply with all environmental laws. The Company is committed to the protection of the environment and the conservation of natural resources. The Company will fully comply with environmental laws and regulations, including those relating to disposal of wastes. Any employee who is aware of a failure or potential failure to comply with environmental laws should contact his supervisor or an executive officer.

                 REPORTING INSTANCES OF POSSIBLE NON-COMPLIANCE

Company employees are encouraged to talk to a supervisor or an executive officer whenever they are in doubt about the best course of action in a particular situation. An employee is required to inform a supervisor, an executive officer, or other designated personnel when such employee observes illegal or unethical behavior.

If an employee is concerned that a violation of this Code or other illegal or unethical conduct by other employees, officers or directors has occurred or may occur, including questionable accounting or auditing practices, the employee should follow the guidelines provided in this Code and contact a supervisor or an executive officer. If an employee is not comfortable approaching a supervisor or an executive officer with an issue, or an employee does not get a satisfactory response, such employee may contact any member of the Company's Board of Directors.

All inquiries and any investigations which follow will be handled confidentially to the extent possible and consistent with this Code and the law. An employee may choose to remain anonymous; however, anonymity makes it more difficult to investigate and resolve an inquiry and to communicate the results of any investigation. The Company prefers that an employee gives his/her identity. Reports of such situations will not adversely impact such employee's career.

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                           PROHIBITION ON RETALIATION

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or of other unethical or illegal conduct.

  WAIVERS, MODIFICATION AND AMENDMENT OF THE CODE OF BUSINESS CONDUCT ANDETHICS

Any waiver, modification or amendment of this Code may be made only by the Board of Directors or a designated committee of the Board and must be promptly disclosed as required by law or stock market regulation.

                             VIOLATIONS OF THE CODE

The standards, principles and procedures contained in this Code of Business Conduct represent our ethics as a company. Each employee, no matter what his or her level or position, is accountable for adhering to this Code. That means not only compliance with law and policy, but honesty and fairness in our treatment of all persons, and taking responsibility for each individual's actions and their consequences. If an employee manages other people, such employee needs to be sure that they understand this Code, and such employee must work to create an environment that promotes compliance with the standards and principles the Code sets forth. Each employee is also responsible for bringing to the Company's attention situations or behavior that may involve a violation of this Code. Violations of the Code could subject the Company and the employees involved to criminal or civil actions, fines and lawsuits for damages. Employees who violate this Code of Business Conduct will also be subject to disciplinary action by the Company, up to and including termination of employment.

If an employee is in a situation which an employee believes may violate or lead to a violation of this Code, follow the procedures described in the Code.

                                     SUMMARY

Every employee must apply ethical standards and principles of integrity, honesty and legality in all they do for the Company. Everyone will avoid conflicts of interest, practice ethical principles in dealing with suppliers and customers, maintain books and records according to acceptable standards and comply with all guidelines relating to competitive practices and of political activities and contributions. Ethical conduct is not only the right thing to do, it is mandatory.


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